Catalyst Funds

Distribution Agreement

Exhibit A

Portfolios and Fee Schedule

Amendment 2 – May 12, 2008

This Amendment will serve to update the portfolios covered by the Catalyst Funds Distribution Agreement dated April 28, 2006. All other terms of the agreement remain unchanged.

Portfolios covered by Distribution Agreement:

Catalyst Value Fund

            Catalyst OPTI-flex Fund

Catalyst High Income Fund

Catalyst Total Return Income Fund

Catalyst Rising Dividend Income Fund

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

Catalyst Funds

By:

/s/ Jerry Szilagyi

Jerry J. Szilagyi, Trustee

Catalyst Capital Advisors LLC

By:

/s/ Jerry Szilagyi

Jerry J. Szilagyi, Member

Matrix Capital Group

By:

/s/ Christopher Anci

Christopher F. Anci, President